Exhibit (23)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 3, 2006, related to the consolidated financial statements of Golden West Financial Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting for the year ended December 31, 2005 which are included in Wachovia Corporation’s Current Report on Form 8-K dated May 19, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Oakland, California

September 15, 2006